CONSENT OF INDEPENDENT PUBLIC ACCOUNTANT

     As independent public accountants, we hereby consent to the use of our audit report dated March 20, 1998 (and all references to our firm) included in the re-offering prospectus and incorporated by reference in the prospectus of Net Lnnx, Inc.



                                  Sweeney, Gates & Co.

Boynton Beach, FL
August 31, 1998





















     Member American Institute of Certified Public Accountants
                       SEC Practice Section